As filed with the Securities and Exchange Commission on November 23, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Team Health Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4276525
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

Telephone: (865) 693-1000

(Address including zip code, and telephone number, including area code, of principal executive offices)

Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan

Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc.

Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan

Amended and Restated Team Health Holdings, Inc. 2012 Equity Participation Plan

(Full title of the plan)

c/o David Jones

Executive Vice President and Chief Financial Officer

Team Health Holdings, Inc.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

(Name and address of agent for service)

(865) 693-1000

(Telephone number, including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,971,078	$54.67	$107,758,834.26	$10,851.31

(1)	Covers 1,971,078 shares of common stock of Team Health Holdings, Inc. (the “Registrant”), par value $0.01 per share (“Common Stock”), approved for issuance upon the settlement of restricted stock units and the exercise of options outstanding, respectively, under the Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan, Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc., Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan and Amended and Restated Team Health Holdings, Inc. 2012 Equity Participation Plan (the “Plans”) which have been assumed by the Registrant on November 23, 2015. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered and issued under the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $54.67 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on November 13, 2015 (within 5 business days before the filing date of this Registration Statement).

EXPLANATORY NOTE

This Registration Statement is being filed by the Registrant to register 1,971,078 shares of the Registrant’s Common Stock that are reserved for future issuance under the Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan, Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc., Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan and Amended and Restated Team Health Holdings, Inc. 2012 Equity Participation Plan (the “Plans”) upon the settlement or exercise of outstanding restricted stock units and options granted under the Plans, which were assumed by the Company on November 23, 2015 in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of August 4, 2015, by and among the Registrant, Intrepid Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant, and IPC Healthcare, Inc., a Delaware corporation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of this Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015;

(c)	The Registrant’s Current Reports on Form 8-K filed on May 20, 2015, June 10, 2015, July 13, 2015, August 4, 2015, November 9, 2015 and November 16, 2015 (except for any portions thereof furnished pursuant to Item 2.02 or Item 7.01 and any corresponding exhibits thereto not filed with the Commission);

(d)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 10, 2015 (solely those portions that were incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015); and

(e)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on December 14, 2009, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to include in its certificate of incorporation a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (i) breached his duty of loyalty, (ii) failed to act in good faith or engaged in intentional misconduct or knowingly violated a law, (iii) authorized a payment in violation of Section 174 of the DGCL (unlawful dividends or stock repurchases or redemptions) or (iv) obtained an improper personal benefit. The Company’s certificate of incorporation provides for such eliminations and limitations on the liability of directors of the Company.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, and a corporation may indemnify any of the persons described above against expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, in actions brought by or in the right of the corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the Delaware Court of Chancery or the court in which such action was brought believes that in light of all the circumstances indemnification should apply. The DGCL mandates indemnification to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding of the type referred to above or in defense of any claim, issue or matter therein.

The Company’s amended and restated by-laws (the “By-laws”) provide for the indemnification of any person (a “Covered Person”) who was or is made a party to, is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or, at a time when he or she was a director or officer of the Company, is or was serving at the request of, or to represent the interests of, the Company as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for-profit public service organization or trade association, against expenses (including reasonable attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually or reasonably incurred by such person, provided that the Company is not obligated to indemnify against any amount paid in settlement unless the Company consented to such settlement.

The By-laws provide for the advancement of expenses and costs incurred in connection with defending against actions, suits or proceedings to the Covered Persons provided that such persons undertake in writing to repay such amounts if it is ultimately determined that such persons are not entitled to indemnification. The By-laws indicate that the provision of indemnification or the advancement of expenses and costs shall not be deemed exclusive of, or invalidate, any right to which any such person seeking indemnification or advancement of expenses and costs may be entitled.

The Company currently maintains liability insurance for its directors and officers. Such insurance is available to the Company’s directors and officers in accordance with its terms. The Company has entered into indemnification agreements with each of its directors and executive officers providing for additional indemnification protection beyond that provided by the directors and officers liability insurance policy that the Company maintains. In the indemnification agreements, the Company has agreed, subject to certain exceptions, to indemnify and hold harmless the director or executive officer to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, By-laws, the DGCL, or by any amendment(s) thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of Team Health Holdings, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed December 18, 2009, and incorporated herein by reference).

4.2	Amended and Restated By-Laws of Team Health Holdings, Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed December 23, 2014, and incorporated herein by reference).

4.3*	Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan

4.4*	Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc.

4.5*	Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan

4.6*	Amended and Restated Team Health Holdings, Inc. 2012 Equity Participation Plan

5.1*	Opinion of Steve Clifton, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Registrant

23.1*	Consent of Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included in the signature pages to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on the 23rd day of November 2015.

TEAM HEALTH HOLDINGS, INC.

By:	/s/ David P. Jones
	Name:	David P. Jones
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Michael D. Snow and David P. Jones, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and powers of attorney have been signed by the following persons in the capacities indicated on the 23rd day of November 2015.

Signature	Title

/s/ Michael D. Snow	President and Chief Executive Officer
Michael D. Snow	(principal executive officer)

/s/ David P. Jones	Executive Vice President and Chief Financial Officer
David P. Jones	(principal financial officer and principal accounting officer)

/s/ H. Lynn Massingale	Executive Chairman and Director
H. Lynn Massingale

/s/ James L. Bierman	Director
James L. Bierman

/s/ Glenn A. Davenport	Director
Glenn A. Davenport

/s/ Patrick E. Fry	Director
Patrick E. Fry

/s/ Mary R. Grealy	Director
Mary R. Grealy

/s/ Vicky B. Gregg	Director
Vicky B. Gregg

/s/ Joseph L. Herring	Director
Joseph L. Herring

/s/ Neil Kurtz, M.D.	Director
Neil Kurtz, M.D.

/s/ Kenneth H. Paulus	Director
Kenneth H. Paulus